EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
March 3, 2006
Investor Relations, Contact: Rob Stone 503-224-9900
Public Affairs, Contact: Tom Zelenka 503-323-2821
Email: ir@schn.com

(Portland, Oregon) - Schnitzer Steel Industries, Inc. today announced that its Board of Directors elected William D. Larsson as a director of the Company. Larsson, Senior Vice President and Chief Financial Officer of Precision Castparts Corp. (NYSE:PCP), becomes the Company’s eleventh director and sixth independent director under NASDAQ rules.

This action fulfills the Company’s stated intention to have its board composed of a majority of independent directors. At the Company’s 2006 annual meeting of shareholders held in January, two other independent directors were elected: Judith A. Johansen, Chief Executive Officer of PacifiCorp, and Mark L. Palmquist, Executive Vice President and Chief Operating Officer, Grains and Foods, of CHS, Inc. The new directors join incumbent independent directors Robert Ball, William Furman and Ralph Shaw.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metals products in the United States with 35 operating facilities located in 11 states throughout the country and six export facilities located on both the East and West Coasts and in Hawaii. SSI's vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. SSI's auto parts business sells used auto parts through its 31 Pick-n-Pull self service facilities and 19 Greenleaf full service facilities located in 14 states and western Canada. With an annual production capacity of 700,000 tons, SSI's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. SSI commenced its 100th year of operations in 2006.

For more information about Schnitzer Steel Industries, Inc., visit www.schnitzersteel.com. Schnitzer's common stock is traded on the NASDAQ Stock Market System under the symbol "SCHN."